UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 18, 2025

Enstar Group Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A.S. Cooper Building, 4th Floor, 26 Reid Street Hamilton, Bermuda	HM 11
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 292-3645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered

Ordinary shares, par value $1.00 per share	ESGR	The NASDAQ Stock Market LLC

Depositary Shares, Each Representing a 1/1,000th Interest in a 7.00% Fixed-to-Floating Rate Perpetual Non-Cumulative Preferred Share, Series D, Par Value $1.00 Per Share	ESGRP	The NASDAQ Stock Market LLC

Depositary Shares, Each Representing a 1/1,000th Interest in a 7.00% Perpetual Non-Cumulative Preferred Share, Series E, Par Value $1.00 Per Share	ESGRO	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement

On March 18, 2025, Enstar Group Limited (the “Company”) issued $350 million in aggregate principal amount (the “Offering”) of its 7.500% Fixed-Rate Reset Junior Subordinated Notes due 2045 (the “Junior Subordinated Notes”). The Junior Subordinated Notes were sold in the United States only to accredited investors pursuant to an exemption from the Securities Act of 1933, as amended (the “Securities Act”), and subsequently resold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in offshore transactions in accordance with Regulation S under the Securities Act.

In connection with the Offering, on March 18, 2025, the Company and The Bank of New York Mellon, as trustee (the “Trustee”), entered into a junior subordinated indenture (the “Base Indenture”) and a first supplemental indenture (the “First Supplemental Indenture”) to the Base Indenture. The Base Indenture and the First Supplemental Indenture set forth the terms and conditions of the Junior Subordinated Notes, including customary events of default and the rights and obligations of the parties thereto and the holders of the Junior Subordinated Notes.

The Junior Subordinated Notes will bear interest (a) from the date of original issue to, but excluding, April 1, 2035, at the fixed rate of 7.500% per annum and (b) from, and including, April 1, 2035, during each five-year period thereafter, at a rate per annum equal to the Five-Year Treasury Rate as of two business days prior to the beginning of such five-year period plus 3.186%, as reset at the beginning of each such five-year period. Interest will be paid in arrears on April 1 and October 1 of each year, commencing on October 1, 2025. If, as of any interest payment date, a Mandatory Deferral Event (as defined below) has occurred and is continuing, the Company will be required to defer payment of all (and not less than all) of the interest accrued on the Junior Subordinated Notes as of such interest payment date. A “Mandatory Deferral Event” will be deemed to have occurred if the Company or all of its subsidiaries that are regulated insurance or reinsurance companies (or part of such regulatory group) are in breach of the enhanced capital requirements under applicable insurance supervisory laws (the “Enhanced Capital Requirements”), or would breach such Enhanced Capital Requirements if payment of accrued and unpaid interest on the Junior Subordinated Notes, together with any accrued and unpaid interest on any junior subordinated notes outstanding that rank equally in right of payment with the Junior Subordinated Notes, were made.

The Junior Subordinated Notes are scheduled to mature on April 1, 2045, if, on such date, certain redemption requirements are satisfied, or otherwise, following such scheduled maturity date, on the earlier of (a) the date falling ten business days after the redemption requirements are satisfied and would continue to be satisfied if such payment were made and (b) the date on which a winding-up of the Company occurs. The Junior Subordinated Notes may not be redeemed or repaid prior to April 1, 2030 without the approval of the Bermuda Monetary Authority or at any time if the Enhanced Capital Requirements would be breached immediately before or after giving effect to such redemption or repayment of the Junior Subordinated Notes, in each case unless the Company or one of its subsidiaries replaces the capital represented by the Junior Subordinated Notes to be redeemed or repaid with capital having equal or better capital treatment as the Junior Subordinated Notes under applicable insurance supervisory laws.

The Base Indenture and the First Supplemental Indenture provide for the following events of default (subject in certain cases to customary grace and cure periods): nonpayment of principal or any premium when due (other than if the Company is required to postpone payment to satisfy certain redemption requirements); nonpayment of interest (except if due to a Mandatory Deferral Event); or certain events of bankruptcy, insolvency or reorganization of the Company. Generally, if an event of default occurs, the Trustee or the holders representing at least 25% of the aggregate principal amount of the then outstanding Junior Subordinated Notes may declare the principal and accrued and unpaid interest on all of the Junior Subordinated Notes to be due and payable immediately.

The foregoing descriptions of the Base Indenture and the First Supplemental Indenture are qualified by reference to the agreements themselves, which are filed as Exhibits 4.1 and 4.2 hereto, respectively, and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

Exhibits

Exhibit No.	Description
4.1	Junior Subordinated Indenture, dated as of March 18, 2025, between the Company and The Bank of New York Mellon, as trustee.

4.2	First Supplemental Indenture, dated as of March 18, 2025, between the Company and The Bank of New York Mellon, as trustee.

104	Cover page Interactive Data File (embedded within the Inline XBRL document and included in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSTAR GROUP LIMITED

March 18, 2025	By:	/s/ Matthew Kirk
Matthew Kirk
Chief Financial Officer